Exhibit 11

Reed Smith LLP

205 Fifth Avenue

Suite 1200

Pittsburgh, PA 15222-

412.288.3131

Fax 412.288.3063

May 16, 2012

The Trustees of

Federated Total Return Government Bond Fund

4000 Ericsson Drive

Warrendale, PA 15086-7561

Ladies and Gentlemen:

We have acted as counsel for Federated _________, the investment adviser for Federated Total Return Government Bond Fund ( the “Fund”), a Massachusetts business trust, which proposes to acquire the assets of Federated U.S. Government Bond Fund, in exchange for Service Shares of the Fund pursuant to Agreement and Plan of Reorganization, dated August xx, 2012 ("Agreements"). A form of the Agreements is included as an exhibit to the registration statement of the Fund filed on Form N-14 under the Securities Act of 1933, as amended ("N-14 Registration").

As counsel, we have reviewed the appropriate documents relating to the organization of the Fund, its registration under the Investment Company Act of 1940, the registration of its securities on Form N-1A under the Securities Act of 1933 and participated in the drafting of the N-14 Registration. Specifically, we have examined and are familiar with the Declaration of Trust dated June 21, 1995, (“Declaration”) the Bylaws of the Fund, and such other documents and records deemed relevant for the purpose of rendering this opinion. We have also reviewed questions of law as deemed necessary or appropriate by us for the purposes of this opinion.

Based upon the foregoing, it is our opinion that:

1. The Fund is duly organized and validly existing pursuant to the Declaration.

2. The Service Shares which are currently being registered by the N-14 Registration may be legally and validly issued in accordance with the Declaration upon receipt of consideration sufficient to comply with the provisions of the Declaration and subject to compliance with the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities. Such Service Shares, when so issued, will be fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the N-14 Registration referred to above and to any application or registration statement filed under the securities laws of any of the States of the United States.

Very truly yours,

/s/Reed Smith LLP

Reed Smith LLP